Exhibit 5.1

June 3, 2011

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Natus Medical Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 3, 2011 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,400,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and the associated preferred share purchase rights related to the Shares issuable pursuant to the Preferred Stock Rights Agreement, dated as of September 4, 2002 between the Company and EquiServe Trust Company, N.A., as Rights Agent (“Rights”), of which (i) 4,000,000 Shares are subject to issuance by the Company upon the exercise of stock options or as equity awards to be granted under the Company’s 2011 Stock Awards Plan (the “2011 Awards Plan”), (ii) 500,000 Shares are subject to issuance by the Company upon the exercise of purchase rights to be granted by the Company under the Company’s 2011 Employee Stock Purchase Plan (the “2011 Purchase Plan”) and of which (iii) 1,900,000 Shares are subject to issuance upon the exercise of stock options granted or to be granted under the Company’s Amended and Restated 2000 Stock Awards Plan (the “2000 Plan” and, together with the 2011 Awards Plan and the 2011 Purchase Plan, the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 25, 2001 and amended on September 9, 2002;

(2)	the Company’s Bylaws, certified by the Company’s Assistant Secretary on June 3, 2011;

(3)	the Registration Statement, together with the exhibits incorporated therein by reference;

(4)	the prospectus prepared in connection with the Registration Statement (“Prospectus”);

(5)	the minutes of meetings and actions by written consent of the Company’s stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession;

(6)	a copy of the Preferred Stock Rights Agreement, dated as of September 4, 2002, between the Company and Equiserve Trust Company, N.A., as Rights Agent, in the form filed on Form 8-A on September 6, 2002, as amended by Amendment No. 1 on Form 8-A/A filed on October 8, 2002 and Amendment No. 2 on Form 8-A/A filed on February 25, 2003, and as described in the Company’s Current Report on Form 8-K filed on August 17, 2006 (as amended, the “Rights Agreement”), certified by one or more of the Company’s officers as being in full force and effect as of the date of this opinion;

(7)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated June 3, 2011 verifying the number of such issued and outstanding securities); and

(8)	an Opinion Certificate addressed to us and dated of even date herewith, executed by the Company, containing certain factual representations (including without limitation representations as to (i) the number of outstanding shares of the Company’s capital stock; (ii) the number of shares of the Company’s capital stock subject to outstanding options, warrants, conversion privileges and other rights to acquire stock; and (iii) the number of shares of the Company’s capital stock reserved for future issuance under the Company’s equity incentive plans) (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing Shares have been, or will be when issued, properly signed by authorized officers of the Company or their duly authorized agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, it is our opinion that the 6,400,000 Shares that may be issued or sold by the Company, of which (i) 4,000,000 Shares are subject to issuance by the Company upon the exercise of stock options or stock awards to be granted under the 2011 Awards Plan, (ii) 500,000 Shares are subject to issuance by the Company upon the exercise of purchase rights to be granted by the Company under the 2011 Purchase Plan and (iii) 1,900,000 Shares are subject to issuance upon the exercise of stock options granted or to be granted under the 2000 Plan when issued, sold and delivered in accordance with the applicable Plans and applicable purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable, and the Rights issuable pursuant to the Rights Agreement associated with the Shares Stock will be duly authorized and validly issued, and will be valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner